Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate Release
Contact	Investors:	Bradley Alexander (281) 260-3665
	Media:	Ellen Bates (281) 445-6559
Michael King (281) 931-2540

FMC Technologies Reports Second Quarter 2011

Diluted Earnings per Share of $0.39

Highlights:

•	Second quarter subsea systems orders of $939 million

•	Record subsea systems backlog of $4.2 billion

•	Record fluid control results

•	Guidance range for 2011 diluted earnings per share maintained at $1.60 to $1.70

HOUSTON, July 25, 2011 – FMC Technologies, Inc. (NYSE:FTI) today reported second quarter 2011 revenue of $1.2 billion, up 21 percent from the prior-year quarter. Diluted earnings per share were $0.39, equal to the prior-year quarter.

Total inbound orders of $1.5 billion were up 18 percent from the second quarter of 2010 and included $939 million in subsea systems orders. Backlog for the Company reached a record $5.0 billion including record subsea systems backlog of $4.2 billion. Subsea systems recorded its sixth consecutive quarterly backlog increase.

“We have booked almost $1.9 billion in subsea orders during the first half of 2011, and continue to believe $4.0 billion in orders for the year is possible,” said John Gremp, President and Chief Executive Officer. “Our subsea revenue of nearly $800 million during the second quarter has kept us on track to reach $3.3 billion revenue for the year. Our fluid control business is continuing to produce at record levels and as our capacity expansion comes online, we will be able to meet our customers’ growing demands.”

FMC Technologies Reports Second Quarter 2011 Diluted Earnings per Share of $0.39	2

Review of Operations – Second Quarter 2011

Energy Production Systems

Energy Production Systems’ second quarter revenue was $967.6 million, including subsea systems revenue of $795 million. Surface wellhead revenue was up 13 percent from the second quarter of 2010 with stronger North American activity partially offset by market timing and execution issues in our international operations.

Energy Production Systems’ operating profit of $97.3 million decreased 25 percent from the prior-year quarter, due to lower margins in subsea systems combined with increased costs and less favorable mix in surface wellhead.

Energy Production Systems’ inbound orders for the second quarter were $1.2 billion, including subsea systems orders of $939 million. Backlog for Energy Production Systems was $4.5 billion, including $4.2 billion in subsea systems at the end of the second quarter.

Energy Processing Systems

Energy Processing Systems’ second quarter revenue of $262.9 million was 37 percent higher than the prior-year quarter. The increase came mainly from fluid control, with record revenue in the quarter.

Energy Processing Systems had record operating profit of $53.9 million in the second quarter, up 62 percent from the prior-year quarter. The increase was driven by higher volume in fluid control resulting from strong North American pressure pumping activity.

Energy Processing Systems’ inbound orders were a record $339.8 million in the second quarter led by strong orders in fluid control. Backlog for the segment finished the quarter at $421.3 million.

Corporate Items

Corporate expense in the second quarter was $10.6 million, an increase of $0.5 million from the prior-year quarter. Other expense, net, was $2.0 million, a decrease of $7.9 million from the prior-year quarter due largely to $4.0 million in foreign exchange gains in 2011 compared to a $2.7 million loss in 2010.

The Company ended the quarter with net debt of $44.8 million. Net interest expense was $2.1 million in the quarter.

The Company repurchased 149,000 shares of common stock in the quarter, at an average cost of $40.87 per share.

FMC Technologies Reports Second Quarter 2011 Diluted Earnings per Share of $0.39	3

Depreciation and amortization for the second quarter was $26.3 million, up $0.9 million from the previous quarter. Capital expenditures for the second quarter totaled $61.8 million.

The Company recorded an effective tax rate of 30.9 percent for the second quarter.

Summary and Outlook

FMC Technologies reported second quarter diluted earnings per share from continuing operations of $0.39.

Total inbound orders of $1.5 billion were up 18 percent from the second quarter of 2010 and included $939 million in subsea systems orders. Backlog for the Company stands at $5.0 billion, including subsea systems record backlog of $4.2 billion.

The Company maintained guidance for 2011 diluted earnings per share from continuing operations in a range of $1.60 to $1.70.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2010, the Company has approximately 12,500 employees and operates 27 production facilities in 16 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and as modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its second quarter 2011 conference call at 9:00 a.m. EDT on Tuesday, July 26, 2011. The event will be available at www.fmctechnologies.com. An archived audio replay will also be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010

Revenue	$1,229.4	$1,012.5	$2,311.3	$2,062.8
Costs and expenses	1,092.0	866.0	2,066.5	1,759.4

	137.4	146.5	244.8	303.4

Other income (expense), net	2.5	(2.9)	4.9	(8.2)

Income before net interest expense and income taxes	139.9	143.6	249.7	295.2
Net interest expense	(2.1)	(2.4)	(3.6)	(4.7)

Income before income taxes	137.8	141.2	246.1	290.5
Provision for income taxes	42.2	44.4	64.8	94.3

Net Income	95.6	96.8	181.3	196.2
Less: net income attributable to noncontrolling interests	(1.3)	(0.6)	(1.8)	(1.0)

Net income attributable to FMC Technologies, Inc.	$94.3	$96.2	$179.5	$195.2

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.39	$0.39	$0.74	$0.80
Diluted	$0.39	$0.39	$0.74	$0.79

Weighted average shares outstanding:
Basic	241.9	244.3	241.8	244.7
Diluted	243.8	246.6	243.8	247.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Revenue

Energy Production Systems	$967.6	$822.9	$1,824.0	$1,710.5
Energy Processing Systems	262.9	192.4	489.0	359.9
Other revenue (1) and intercompany eliminations	(1.1)	(2.8)	(1.7)	(7.6)

	$1,229.4	$1,012.5	$2,311.3	$2,062.8

Income before income taxes

Segment operating profit
Energy Production Systems	$97.3	$129.6	$179.5	$287.2
Energy Processing Systems	53.9	33.4	97.6	56.8

Total segment operating profit	151.2	163.0	277.1	344.0

Corporate items
Corporate expense	(10.6)	(10.1)	(19.0)	(19.1)
Other revenue and other expense, net (1)	(2.0)	(9.9)	(10.2)	(30.7)
Net interest expense	(2.1)	(2.4)	(3.6)	(4.7)

Total corporate items	(14.7)	(22.4)	(32.8)	(54.5)

Income before income taxes attributable to FMC Technologies, Inc.	$136.5	$140.6	$244.3	$289.5

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
Inbound Orders

Energy Production Systems	$1,184.5	$1,068.5	$2,280.2	$2,117.3
Energy Processing Systems	339.8	225.7	606.9	406.0

Subtotal Energy Systems	1,524.3	1,294.2	2,887.1	2,523.3
Other orders and intercompany eliminations	(1.7)	(1.9)	(2.7)	(4.4)

Total inbound orders	$1,522.6	$1,292.3	$2,884.4	$2,518.9

	June 30
	2011	2010
Order Backlog

Energy Production Systems	$4,548.3	$2,595.5
Energy Processing Systems	421.3	255.6

Subtotal Energy Systems	4,969.6	2,851.1
Intercompany eliminations	(5.3)	(5.1)

Total order backlog	$4,964.3	$2,846.0

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30,	December 31,
	2011	2010
	(Unaudited)

Cash and cash equivalents	$428.0	$315.5
Trade receivables, net	1,187.3	1,103.4
Inventories, net	695.0	566.5
Other current assets	448.3	359.9

Total current assets	2,758.6	2,345.3

Property, plant and equipment, net	692.7	609.0
Goodwill	284.6	274.8
Intangible assets, net	139.1	140.5
Investments	152.2	148.2
Other assets	172.8	126.4

Total assets	$4,200.0	$3,644.2

Short-term debt and current portion of long-term debt	$7.0	$12.2
Accounts payable, trade	469.3	344.1
Advance payments and progress billings	570.2	556.4
Other current liabilities	580.1	582.7

Total current liabilities	1,626.6	1,495.4

Long-term debt, less current portion	465.8	351.1
Other liabilities	540.7	475.4
FMC Technologies, Inc. stockholders’ equity	1,555.8	1,311.7
Noncontrolling interest in consolidated companies	11.1	10.6

Total liabilities and equity	$4,200.0	$3,644.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Six Months Ended June 30
	2011	2010
Cash provided (required) by operating activities:
Net income attributable to FMC Technologies, Inc.	$179.5	$195.2
Depreciation and amortization	51.7	52.3
Trade accounts receivable, net	(41.6)	(92.9)
Inventories, net	(115.2)	38.3
Accounts payable, trade	110.7	(50.8)
Advance payments and progress billings	(8.5)	(186.1)
Other	(56.5)	(20.1)

Net cash provided (required) by operating activities	120.1	(64.1)

Cash provided (required) by investing activities:
Capital expenditures	(102.8)	(38.7)
Other investing	(0.1)	1.9

Net cash required by investing activities	(102.9)	(36.8)

Cash provided (required) by financing activities:
Net increase in debt	107.6	181.8
Issuance of capital stock	0.6	1.4
Purchase of stock held in treasury	(7.2)	(123.5)
Other financing	(9.1)	(13.3)

Net cash provided by financing activities	91.9	46.4

Effect of changes in foreign exchange rates on cash and cash equivalents	3.4	(2.4)

Increase (decrease) in cash and cash equivalents	112.5	(56.9)

Cash and cash equivalents, beginning of period	315.5	460.7

Cash and cash equivalents, end of period	$428.0	$403.8